CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): June 1, 2011

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 2: Financial Information
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation

Section 7: Regulation FD
Item 7.01 – Regulation FD Disclosure

Between March 22, 2010 and April 26, 2010, we completed four closings of a private financing, pursuant to which we issued an aggregate of approximately $11,057,000 (the “2010 Debt Financing”) worth of convertible notes (the “2010 Notes”) and warrants (“2010 Warrants”) to purchase up to an aggregate of approximately 13,149,000 shares of our common stock. Upon a Triggering Event, as defined in the 2010 Notes, the outstanding balance of the 2010 Notes immediately increases to 125% of the then-owing principal balance and accrued interest and interest then accrues at the rate of 18% per annum. Upon an Event of Default, as defined in the 2010 Notes, the note holders may declare the unpaid principal balance together with all accrued and unpaid interest thereon immediately due and payable.

We were required under the terms of the 2010 Debt Financing to obtain stockholder approval by August 31, 2010, for the shares issuable upon conversion of the 2010 Notes and exercise of the 2010 Warrants.  Due to the SEC review of the related proxy statement and periodic reports that we were required to submit to our shareholders with such proxy statement, we were unable to hold a meeting until December 3, 2010.  Since the failure to hold the meeting by August 31, 2010 would have constituted an event of default under the 2010 Notes, we sought an extension of the required shareholder meeting date from the investors of the 2010 Debt Financing.  Two of the investors agreed to the extension through a Forbearance Agreement.  Pursuant to the Forbearance Agreement, the two investors refrained and temporarily forbore from exercising and enforcing their remedies against us due to the event of default in and in return we agreed to increase the outstanding balance of the 2010 Notes by an aggregate of $682,693.  Additionally, we agreed to obtain the required shareholder approval on or before November 15, 2010.  Since we did not hold the meeting until December 3, 2010 (due to the continued SEC comment period), these two note holders submitted notice to us that the balance of their note shall increase by another 25% under the terms of the Forbearance Agreement.  We tried to negotiate a settlement with these two holders since we ultimately held the meeting and the delay was out of our control as a result of the SEC comment period.  However, since we have not heretofore reached such a settlement, these two note holders submitted default notices to us demanding payment of their respective 2010 Notes in full, including all accrued and unpaid penalties, which they allege amount to approximately $1,306,619.  The default notices demand payment by June 1, 2011 or threaten legal action.  As of today’s date, we are not aware that any legal action has been instituted regarding this default and we are working with these two note holders to reach an amicable settlement regarding their claimed default.  This default constitutes another Event of Default under the notes we issued pursuant to the private financing we completed in January 2011, which are already in default due to previous events and therefore no additional penalties are available under such 2011 notes.

Additionally, on June 1, 2011, we issued a press release to disclose receipt of the default notice.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Akio Ariura
Name: Akio Ariura
Title: CFO

Dated: June 1, 2011